Exhibit 99.1

November 4, 2008	CONTACT:

Elizabeth Wilkinson–Investor Relations Phone: 281-408-1329

Eagle Rock Energy Partners, L.P. Reports Record Third Quarter 2008 Results; Adjusted EBITDA of $75.5 million, Up 31.3% from $57.5 million in the Second Quarter; Resets Crude Oil Derivative Contracts

HOUSTON, TEXAS - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced its financial results for the three and nine months ended September 30, 2008.

Highlights:

The following are significant achievements for the third quarter of 2008 as compared to the second quarter of 2008:

•	Adjusted EBITDA increased 31.3% to $75.5 million from $57.5 million.
•	Distributable Cash Flow increased 63.4% to $60.0 million representing a 200% coverage of the announced Q3 2008 distribution of $0.41 per unit.
•
Upstream asset base expanded – third quarter of 2008 results reflect first full-quarter impact of Permian Basin assets acquired in the Stanolind acquisition, closed April 30, 2008, whereas second quarter of 2008 included only two months impact of Permian Basin assets.

•	Commitments to senior secured credit facility increased by $180 million to $980 million, as previously announced.
•	Operating Income increased for all three lines of business: Midstream increased 2%; Upstream increased 20%; and Minerals increased 78%.

The following are significant achievements for the third quarter of 2008 as compared to the third quarter of 2007:

•	Adjusted EBITDA increased by 67.2% to $75.5 million from $45.2 million.
•	Distributable Cash Flow increased 87.9% to $60.0 million.
•	Quarterly distribution rate increased by 11.6% to $0.41 per common unit from $0.3675 per common unit.
•
Upstream asset base expanded – third quarter of 2008 results include full-quarter financial results for assets acquired in the Escambia, Redman and Stanolind acquisitions, whereas third quarter of 2007 included only two months of Escambia and Redman assets.

•	Operating income from the Minerals Business increased 503% due to record leasing activity and higher commodity prices.
•	Increased the Midstream Business’s equity share of natural gas liquid (“NGL”) and condensate production by 5.4%.

For the third quarter of 2008, the Partnership reported revenues (excluding unrealized, non-cash, mark-to-market commodity derivative gains and losses) of $427.6 million versus $268.0 million for the third quarter of 2007 and $442.5 million for the second quarter of 2008. Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) for the third quarter of 2008 was $75.5 million as compared to $45.2 million in the same quarter of 2007 and $57.5 million in the second quarter of 2008.

The 59.5% improvement in revenues (excluding unrealized, non-cash, mark-to-market commodity derivative gains) and the 67.2% improvement in Adjusted EBITDA in the third quarter of 2008 over the third quarter of 2007 are the result of the Partnership’s expanded upstream asset base, the positive impact of organic growth projects in the Partnership’s Midstream Business, higher commodity prices, and a significant gross lease bonus of $8.5 million recorded by the Partnership’s Minerals Business.  Upstream revenues of $55.4 million were up 191% over the third quarter of 2007 due to the full-quarter impact of the Escambia, Redman and Stanolind acquisitions and higher commodity prices. Midstream NGL and condensate equity volumes were up 5.4% as compared to the third quarter of 2007 primarily due to increased gathered volumes under an attractive contract in the East Texas/Louisiana Segment.  In addition, the lease bonus recorded by the Minerals Business in the third quarter of 2008 was related to the leasing of substantial acreage in the Haynesville play of East Texas and North Louisiana by a third-party partnership in which the Partnership’s Minerals Business has an investment.

Revenues (excluding unrealized, non-cash, mark-to-market commodity derivative gains and losses) of $427.6 million were essentially flat in the third quarter of 2008 versus the second quarter of 2008. Increased midstream and upstream volumes and the minerals lease bonus (mentioned above) were offset by lower realized prices, as well as the impact of Hurricane Ike on the East Texas/Louisiana and South Texas Segments. Specifically, the Brookeland processing facility located in East Texas was shut down for 9 days during and following Hurricane Ike due to mandatory evacuations in the area and damage to third-party downstream liquid pipeline infrastructure.  The South Texas Segment was also affected by the complete shutdown of the Phase 1 20” pipeline due to the disruption of NGL pipeline infrastructure from the third-party plants in which the Partnership processes natural gas. Midstream NGL and condensate volumes were up 12.9% due to increased gathered volumes under an attractive contract in the East Texas/Louisiana Segment and the completion of the consolidation of the Stinnett and Cargray Plants in the Texas Panhandle Segment.  Upstream volumes resumed normal levels in the third quarter of 2008 following the downtime experienced during the second quarter of 2008 related to the scheduled Big Escambia Creek (“BEC”) treating plant turnaround and subsequent lightning strike, as previously disclosed, and were further enhanced by the first full-quarter impact of the Permian Basin assets acquired in the Stanolind acquisition.  Adjusted EBITDA increased 31.3% to $75.5 million primarily due to the combined impact of the increases in Upstream production, the significant lease bonus recorded by the Minerals Segment, and lower realized losses on commodity derivatives.

Distributable Cash Flow (see “Use of Non-GAAP Financial Measures” below) for the third quarter of 2008 totaled $60.0 million compared to $36.7 million for the second quarter of 2008, an increase of 63.4%. The increase in Distributable Cash Flow is primarily related to increased Adjusted EBITDA, the resumption of a normalized level of maintenance capital expenditures following completion of the BEC treating facility turnaround in the second quarter of 2008 and lower well recompletion and workover costs in the Upstream Segment. In the third quarter of 2008, Distributable Cash Flow represents 200% coverage of the announced third quarter of 2008 distribution of $0.41 per unit based on total units outstanding.  The Board of Directors has established a reserve against Available Cash (as defined in the Partnership’s partnership agreement) for the third quarter of 2008, for expenditures in future periods.

On October 31, 2008, the Partnership used a portion of the reserve against Available Cash to reset two existing crude oil swap derivative contracts. The first swap was reset from $73.90 to $100 per barrel on 80,000 barrels per month for the months of November and December, 2008. The second swap was reset from $80.25 to $100 per barrel on 50,000 barrels per month for all of calendar year 2009. The total cost of these reset swaps was $15.9 million to the Partnership. The strike prices of these swaps were reset to stabilize overall cash flows for the balance of 2008 and all of 2009 and to provide further assurance of the Partnership’s ability to maintain its current rate of distribution in the face of declining commodity prices and industry activity.

Chairman and Chief Executive Officer, Joseph A. Mills said, “Eagle Rock delivered another record quarter of financial performance, including the first full-quarter financial impact of our new Permian Basin assets.   In light of the significant deterioration of the commodity price environment, anticipated reduced drilling activity by our producers, and difficult credit and capital markets, the Partnership’s management and the Board of Directors determined it prudent to hold our quarterly distribution flat for the current quarter in order to preserve our liquidity going forward and to provide further assurances of our ability to maintain our quarterly distributions. As an example, we recently reset two crude oil swap derivative contracts related to the months of November and December of 2008 and the entire calendar 2009, respectively, to $100 per barrel with a total cost to the Partnership of $15.9 million, which we funded through the cash reserve established by the Board of Directors from the excess coverage in the third quarter. In addition, we upsized our credit facility during the quarter  from $800 million to the current $980 million. Today, we have approximately $175 million of unused capacity in our senior revolver facility (adjusted for Lehman’s Brother’s $5.5 million remaining commitment which we anticipate will not be funded when called) to fund future capital and operating expenses, if necessary.   Further, we are carefully reevaluating our slate of organic growth capital projects to ensure that our capital and liquidity are put to their best and most profitable use, and we are meticulously reviewing and trimming our operating and general and administrative cost structures. With these initiatives and our improved hedging positions, we feel confident in our ability to maintain the distribution level until we see a return to normalized conditions in the commodity and capital markets and improvement in our customers’ drilling plans.”

Unit Distributions

The Partnership recently announced its cash distribution for the third quarter of 2008. Such distribution will be paid November 14, 2008 at the rate of $0.41 per unit, or a $1.64 per unit annualized rate, to all holders of record as of November 7, 2008, and such distribution will be paid on all units outstanding except for the 4,000,000 units issued on October 1, 2008 to the sellers in the Millennium acquisition.

Net Income (Loss)

The Partnership also reported net income for the third quarter of 2008 of $288.1 million versus net income of $9.4 million in the third quarter of 2007 and a net loss of $227.0 million in the second quarter of 2008. Included in the net income for the third quarter of 2008 were $256.0 million of unrealized, non-cash, mark-to-market derivative gains versus $8.9 million of gains in the third quarter of 2007 and $256.3 million of unrealized, non-cash, mark-to-market derivative losses in the second quarter of 2008.  The change from a loss of $256.3 million to a gain of $256.0 million in the Partnership’s unrealized, non-cash, mark-to-market derivative positions from the second quarter of 2008 to the third quarter of 2008 accounts for the bulk of the difference in net income (loss) between those periods and is a direct result of the volatility in commodity prices experienced in the last two quarters, with an overall movement downward in commodity prices from the second quarter to the third quarter.    Also affecting our third quarter 2008 net income is the recording of a $3.9 million bad debt reserve against receivables associated with the bankruptcy of SemGroup, L.P. and certain related subsidiaries and a $1.4 million non-cash charge related to prior period adjustments in our Upstream Business.

Mark-to-Market Accounting and Derivative Collateral

The Partnership does not designate its derivatives as “hedges” for accounting purposes but utilizes mark-to-market accounting for its derivatives.  Mark-to-market accounting requires the changes in the fair value of derivatives, both positive and negative, to be included in the statement of operations for the respective periods.  All of the Partnership's derivatives have been entered into by the Partnership in order to reduce the Partnership's underlying exposure to commodity prices and interest rates.  The Partnership does not speculate on commodity prices or interest rates, as it anticipates having, based on its forecasts, the physical volumes and debt outstanding to support its outstanding commodity and interest rate derivatives, respectively.  Substantially all of the Partnership’s counterparties to its derivatives are participating lenders in its revolving credit facility and have their outstanding debt commitment and derivative exposure collateralized pursuant to the revolving credit facility.  The Partnership does not have any exposure to “margin calls” on its derivative instruments while its counterparties are participating lenders in its revolving credit facility.

Conference Call

Eagle Rock will hold a conference call to discuss its third quarter financial results and recent developments on Wednesday, November 5, 2008, at 9 a.m. Central Time (10 a.m. Eastern Time).

Interested parties may listen live over the Internet or via telephone.  To listen live over the Internet, log on to the Partnership's Web site at www.eaglerockenergy.com. To participate by telephone, the call in number is 888-713-4215, confirmation code 15166443. Investors are advised to dial into the call at least 15 minutes prior to the call to register.  Participants may pre-register for the call by using the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few moments and you may pre-register at any time, including up to and after the call start. To pre-register, please click https://www.theconferencingservice.com/prereg/key.process?key=PNJYTT6CL. (Due to its length, this URL may need to be copied/pasted into your internet browser’s address field. Remove the extra space if one exists.) An audio replay of the conference call will also be available for seven days by dialing 888-286-8010, confirmation code 23540278. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

“Board of Directors” in this press release refers to the Board of Directors of the general partner of the general partner of the Partnership.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance. Eagle Rock uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.

Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit), interest-net (including realized interest rate risk management instruments and other expense), depreciation, depletion and amortization expense, impairment expense, other operating expense (non-recurring), other non-cash operating and general and administrative expenses (including non-cash compensation related to our equity-based compensation program), unrealized (gains) losses on commodity and interest rate risk management related instruments and other (income). Adjusted EBITDA is used as a supplemental financial measure by external users of Eagle Rock’s financial statements such as investors, commercial banks and research analysts. Adjusted EBITDA is useful in determining our ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of our executed derivative instruments and is independent of our assets’ performance or cash flow generating ability, we believe Adjusted EBITDA reflects more accurately our ability to generate cash sufficient to pay interest costs, support our level of indebtedness, make cash distributions to our unitholders and general partner and finance our maintenance capital expenditures. We further believe that Adjusted EBITDA also describes more accurately the underlying performance of our operating assets by isolating the performance of our operating assets from the impact of an unrealized, non-cash measure designed to describe the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of our financial statements a more accurate picture of our current assets’ cash generation ability, independently from that of assets which are no longer a part of our operations. Eagle Rock’s Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. Eagle Rock has reconciled Adjusted EBITDA to net income (loss).

Distributable Cash Flow is defined as Adjusted EBITDA minus:  (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures represent: a) in our Midstream Business, capital expenditures employed to replace partially- or fully- depreciated assets to maintain the existing operating capacity of the Partnership’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows, including well-connect expenditures; and b) in our Upstream Business, capital expenditures employed to partially or fully replace production volumes in order to maintain existing volumes and related cash flows. Distributable Cash Flow is a significant performance metric used by senior management to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the Board of Directors  to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable Cash Flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable Cash Flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders. The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss).  Eagle Rock’s Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributed Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock. Eagle Rock has reconciled Distributable Cash Flow to net income/(loss).

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2007, and the Partnership’s Forms 10-Q, filed with the SEC for subsequent quarters.

Eagle Rock Energy Partners, L.P.
Consolidated Statements of Operations
($ in thousands)
(unaudited)

	Three Months		Nine Months		Three Months
	Ended Sept. 30,		Ended Sept. 30,		Ended
	2008	2007	2008	2007	June 30, 2008

REVENUE:

Natural gas, natural gas liquids, condensate, oil and sulfur sales	$421,346	$254,084	$1,230,134	$555,826	$451,769
Gathering, compression and processing fees	12,513	8,103	27,741	19,269	8,085
Minerals and royalty income	17,393	6,009	34,606	9,201	10,255
Unrealized commodity derivative gains (losses)	255,956	8,865	(33,381)	(30,533)	(256,265)
Realized commodity derivative gains (losses)	(24,105)	(177)	(64,388)	4,324	(27,708)
Other income	428	(20)	610	(20)	122
Total Revenue	683,531	276,864	1,195,322	558,067	186,258

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	316,788	196,839	946,177	451,840	353,558
Operations and maintenance	21,475	16,883	54,772	36,015	17,731
Taxes other than income	5,365	2,746	14,975	4,364	5,263
General and administrative	9,893	7,196	31,161	16,587	10,026
Other operating	3,920	220	10,134	1,931	6,214
Depreciation, depletion and amortization	28,597	25,105	80,799	50,883	26,457
Total Costs and Expenses	386,038	248,989	1,138,018	561,620	419,249

OPERATING INCOME ( LOSS)	297,493	27,875	57,304	(3,553)	(232,991)

Other Income (Expense):
Interest income	212	231	673	530	160
Other income	434	767	2,867	879	886
Interest expense, net	(7,498)	(10,633)	(23,576)	(27,031)	(6,974)
Unrealized interest rate derivative gains (losses)	(501)	(8,429)	(472)	(3,555)	13,689
Realized interest rate derivative gains (losses)	(2,358)	327	(4,903)	967	(2,444)
Other expense	(205)	(415)	(652)	(1,545)	(232)
Total Other Income (Expense)	(9,916)	(18,152)	(26,063)	(29,755)	5,085

INCOME (LOSS) BEFORE INCOME TAXES	287,577	9,723	31,241	(33,308)	(227,906)

Income tax (benefit) provision	(494)	352	(1,482)	772	(886)

NET INCOME ( LOSS)	$288,071	$9,371	$32,723	$(34,080)	$(227,020)

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	Sept 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$229,104	$68,552
Accounts receivable	138,146	135,633
Risk management assets	5,239	-
Prepayments and other current assets	2,344	3,992
	374,833	208,177

Property plant and equipment - net	1,310,422	1,207,130
Intangible assets - net	141,414	153,948
Goodwill	29,890	29,527
Risk management assets	2,589
Other assets	13,938	11,145
Total assets	$1,873,086	$1,609,927

Liabilities and Members' Equity
Current liabilities:
Accounts payable	$137,893	$132,485
Due to affiliate	16,405	16,964
Accrued liabilities	15,074	9,776
Taxes payable	1,009	723
Risk management liabilities	60,823	33,089
	231,204	193,037

Long-term debt	799,383	567,069
Asset retirement obligations	17,062	11,337
Deferred tax liability	42,508	17,516
Risk management liabilities	107,750	94,200

Members' equity
Common unitholders	580,888	617,563
Subordinated unitholders	98,040	112,360
General partner	(3,749)	(3,155)
	675,179	726,768
Total Liabilities and Members' Equity	$1,873,086	$1,609,927

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended		Three Months
	Sept 30,		Sept 30,		Ended
	2008	2007	2008	2007	June 30, 2008

Texas Panhandle
Revenues:
Sales of natural gas, NGLs, oil and condensate	$179,608	$128,008	$514,450	$328,672	$180,987
Gathering and treating services	2,671	2,234	7,664	6,536	2,524
Other	-	(20)	-	(20)	-
Total revenues	182,279	130,222	522,114	335,188	183,511
Cost of natural gas and natural gas liquids	138,428	96,872	398,828	258,577	140,282
Operating costs and expenses:
Operations and maintenance	9,190	9,603	25,653	25,608	8,715
Depreciation, depletion and amortization	10,984	10,466	32,587	30,231	10,894
Total operating costs and expenses	20,174	20,069	58,240	55,839	19,609
Operating income	$23,677	$13,281	$65,046	$20,772	$23,620

East Texas/Louisiana (1)
Revenues:
Sales of natural gas, NGLs, oil and condensate	$71,861	$44,215	$231,996	$95,409	$93,176
Gathering and treating services	8,908	4,352	17,056	10,284	4,700
Total revenues	80,769	48,567	249,052	105,693	97,876
Cost of natural gas and natural gas liquids	66,007	38,397	209,937	82,491	83,911
Operating costs and expenses:				-
Operations and maintenance	4,194	3,619	11,511	7,778	3,837
Depreciation, depletion and amortization	2,989	3,281	8,846	7,213	2,988
Total operating costs and expenses	7,183	6,900	20,357	14,991	6,825
Operating income	$7,579	$3,270	$18,758	$8,211	$7,140

South Texas (1)
Revenues:
Sales of natural gas, NGLs, oil and condensate	$114,899	$62,792	343,932	$112,676	$131,794
Gathering and treating services	934	1,517	3,021	2,409	861
Other	-	-	2	-	-
Total revenues	115,833	64,309	346,955	115,085	132,655
Cost of natural gas and natural gas liquids	112,353	61,570	337,412	110,772	129,365
Operating costs and expenses:
Operations and maintenance	635	394	1,862	688	574
Depreciation, depletion and amortization	939	910	2,812	1,289	934
Total operating costs and expenses	1,574	1,304	4,674	1,977	1,508
Operating income	$1,906	$1,435	$4,869	$2,336	$1,782
_________________________________________________
(1) Includes operations related to the Laser Acquisition starting on May 3, 2007.

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended		Three Months
	Sept 30,		Sept 30,		Ended
	2008	2007	2008	2007	June 30, 2008

Midstream
Revenues:
Sales of natural gas, NGLs, oil and condensate	$366,368	$235,015	$1,090,378	$536,757	$405,957
Gathering and treating services	12,513	8,103	27,741	19,269	8,085
Other	-	(20)	2	(20)	-
Total revenues	378,881	243,098	1,118,121	556,006	414,042
Cost of natural gas and natural gas liquids	316,788	196,839	946,177	451,840	353,558
Operating costs and expenses:
Operations and maintenance	14,019	13,616	39,026	34,074	13,126
Depletion, depreciation and amortization	14,912	14,657	44,245	38,733	14,816
Total operating costs and expenses	28,931	28,273	83,271	72,807	27,942
Operating income	$33,162	$17,986	$88,673	$31,359	$32,542

Upstream (1)
Revenues:
Oil and condensate	$22,694	$9,588	$62,153	$9,588	$21,126
Natural gas	11,168	4,375	27,725	4,375	9,431
NGLs	8,059	4,366	24,354	4,366	8,155
Sulfur	13,057	740	25,524	740	7,100
Income fees and other	-	-	-	-	-
Other	428	-	608	-	122
Total revenues	55,406	19,069	140,364	19,069	45,934
Operating costs and expenses:
Operations and maintenance	12,394	5,792	29,369	5,792	9,386
Depreciation, depletion and amortization	11,170	6,897	29,509	6,897	9,914
Total operating costs and expenses	23,564	12,689	58,878	12,689	19,300
Operating income	$31,842	$6,380	$81,486	$6,380	$26,634

Minerals (2)
Revenues:
Oil and condensate	$4,390	$3,080	$12,489	$4,613	$4,732
Natural gas	3,044	1,850	8,818	3,340	3,565
NGLs	413	527	1,059	625	411
Lease bonus, rentals and other	9,546	552	12,240	623	1,547
Total revenues	17,393	6,009	34,606	9,201	10,255
Operating costs and expenses:
Operations and maintenance	427	221	1,352	513	482
Depreciation, depletion and amortization	2,321	3,358	6,460	4,890	1,528
Total operating costs and expenses	2,748	3,579	7,812	5,403	2,010
Operating income	$14,645	$2,430	$26,794	$3,798	$8,245

Corporate
Revenues:
Unrealized commodity derivative gains (losses)	$255,956	$8,865	$(33,381)	$(30,533)	$(256,265)
Realized commodity derivative gains ( losses)	(24,105)	(177)	(64,388)	4,324	(27,708)
Total revenues	231,851	8,688	(97,769)	(26,209)	(283,973)
General and administrative	9,893	7,196	31,161	16,587	10,026
Depreciation, depletion and amortization	194	193	585	564	199
Other operating expense	3,920	220	10,134	1,931	6,214
Operating income (loss)	$217,844	$1,079	$(139,649)	$(45,291)	$(300,412)
______________________________________________________
(1)	Includes operations from the EAC and Redman acquisitions beginning on August 1, 2007 and from the Stanolind acquisition beginning on May 1, 2008.
(2)	Includes operations from the Montierra acquisition beginning on May 1, 2007 and from the MacLondon acquisition starting July 1, 2007.

Eagle Rock Energy Partners, L.P.
Consolidated Segment Summary
($ in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended		Three Months
	Sept 30,		Sept 30,		Ended
	2008	2007	2008	2007	June 30, 2008

Total
Revenues:
Sales of natural gas, NGLs, oil, condensate and sulfur	$421,346	$254,084	$1,230,134	$555,826	$451,769
Gathering and treating services	12,513	8,103	27,741	19,269	8,085
Minerals and royalty income	17,393	6,009	34,606	9,201	10,255
Unrealized commodity derivative gains (losses)	255,956	8,865	(33,381)	(30,533)	(256,265)
Realized commodity derivative gains (losses)	(24,105)	(177)	(64,388)	4,324	(27,708)
Other	428	(20)	610	(20)	122
Total revenues	683,531	276,864	1,195,322	558,067	186,258

Cost of natural gas and natural gas liquids	316,788	196,839	946,177	451,840	353,558

Costs and expenses:
Operating	21,475	16,883	54,772	36,015	17,731
Taxes other than income	5,365	2,746	14,975	4,364	5,263
General and administrative	9,893	7,196	31,161	16,587	10,026
Other expense	3,920	220	10,134	1,931	6,214.00
Depreciation, depletion and amortization	28,597	25,105	80,799	50,883	26,457
Total costs and expenses	69,250	52,150	191,841	109,780	65,691

Operating income (loss)	297,493	27,875	57,304	(3,553)	(232,991)

Other income (expense):
Interest income	212	231	673	530	160
Other income	434	767	2,867	879	886
Interest expense	(7,498)	(10,633)	(23,576)	(27,031)	(6,974)
Unrealized interest rate derivative gains (losses)	(501)	(8,429)	(472)	(3,555)	13,689
Realized interest rate derivative gains (losses)	(2,358)	327	(4,903)	967	(2,444)
Other income (expense)	(205)	(415)	(652)	(1,545)	(232)
Total other income (expense)	(9,916)	(18,152)	(26,063)	(29,755)	5,085

Income (loss) before income taxes	287,577	9,723	31,241	(33,308)	(227,906)

Income tax (benefit) provision	(494)	352	(1,482)	772	(886)

Net income (loss)	$288,071	$9,371	$32,723	$(34,080)	$(227,020)

Adjusted EBITDA	$75,481	$45,155	$185,765	$81,407	$57,504

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)

	Three Months Ended		Nine Months Ended		Three Months
	Sept 30,		Sept 30,		Ended
	2008	2007	2008	2007	June 30, 2008

Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	159,254	164,544	154,190	147,523	149,881
East Texas/Louisiana	173,728	155,540	172,434	125,590	179,744
South Texas	80,097	99,266	81,228	55,853	84,514
Total	413,079	419,350	407,852	328,966	414,139

NGLs and condensate - (Net equity gallons)
Texas Panhandle	22,752,290	23,644,648	64,287,333	65,278,803	19,650,791
East Texas/Louisiana	6,768,037	4,742,723	18,696,086	12,573,603	6,624,451
South Texas	571,615	162,876	1,399,183	162,876	377,706
Total	30,091,942	28,550,247	84,382,602	78,015,282	26,652,948

Natural gas short position - (Average MMBtu/d)
Texas Panhandle	(4,150)	(6,330)	(5,458)	(7,389)	(4,974)
East Texas/Louisiana	747	1,116	885	1,485	1,543
South Texas	500	500	500	167	500
Total	(2,903)	(4,714)	(4,073)	(5,737)	(2,931)

Average realized NGL price - per Bbl
Texas Panhandle	$66.36	$53.34	$67.62	$48.72	$74.76
East Texas/Louisiana	$57.54	$44.52	$56.28	$41.58	$58.80
South Texas	$83.16	$63.42	$77.70	$63.42	$72.66
Weighted average	$64.26	$50.82	$64.26	$47.04	$69.30

Average realized condensate price - per Bbl
Texas Panhandle	$106.43	$63.41	$105.03	$54.62	$117.93
East Texas/Louisiana	$125.29	$75.48	$117.16	$66.46	$116.33
South Texas	$112.20	$71.76	$106.54	$69.88	$123.16
Weighted average	$108.23	$64.34	$106.09	$55.51	$117.99

Average realized natural gas price - per MMbtu
Texas Panhandle	$8.81	$5.45	$8.55	$6.02	$9.44
East Texas/Louisiana	$9.69	$5.86	$10.37	$6.39	$12.32
South Texas	$9.42	$5.99	$9.58	$6.62	$10.88
Weighted average	$9.22	$5.71	$9.29	$6.25	$10.57

Non-GAAP Financial Measures

The following tables present a reconciliation of the non-GAAP financial measures of (i) Adjusted EBITDA to the GAAP financial measure of net income (loss) and (ii) Distributable Cash Flow to the GAAP financial measure of net income (loss) for each of the periods indicated.

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

Net income (loss) to adjusted EBITDA
	Three Months Ended		Nine Months Ended		Three Months
	Sept 30,		Sept 30,		Ended
	2008	2007	2008	2007	June 30, 2008

Net income (loss), as reported	$288,071	$9,371	$32,723	$(34,080)	$(227,020)

Depreciation, depletion and amortization expense	28,597	25,105	80,799	50,883	26,457
Risk management interest related instruments-unrealized	501	8,429	472	3,555	(13,689)
Risk management commodity related instruments-unrealized	(255,956)	(8,865)	33,381	30,533	256,265
Other operating expenses (non-recurring) (1)	3,920	220	10,134	1,931	6,214
Restricted units non-cash amortization expense	1,427	820	4,147	1,613	1,559
Income tax provision (benefit)	(494)	352	(1,482)	772	(886)
Interest - net including realized risk management instruments and other expense	9,849	10,490	28,458	27,079	9,490
Other income	(434)	(767)	(2,867)	(879)	(886)

Adjusted EBITDA	$75,481	$45,155	$185,765	$81,407	$57,504

Net income (loss) to distributable cash flow

Net income (loss), as reported	$288,071	$9,371	$32,723	$(34,080)	$(227,020)

Depreciation, depletion and amortization expense	28,597	25,105	80,799	50,883	26,457
Risk management interest related instruments-unrealized	501	8,429	472	3,555	(13,689)
Risk management commodity related instruments-unrealized	(255,956)	(8,865)	33,381	30,533	256,265
Capital expenditures-maintenance related	(5,434)	(2,492)	(21,447)	(9,220)	(11,152)
Restricted units non-cash amortization expense	1,427	820	4,147	1,613	1,559
Other operating expenses (non-recurring) (1)	3,920	220	10,134	1,931	6,214
Income tax provision (benefit)	(494)	352	(1,482)	772	(886)
Other income	(434)	(767)	(2,867)	(879)	(886)
Cash income taxes	(229)	(261)	(533)	(436)	(166)

Distributable cash flow	$59,969	$31,912	$135,327	$44,672	$36,696
____________
(1)
Includes the SemGroup bad debt expense for the three and nine months ended September 30, 2008 and a settlement of arbitration for $1.4 million, severance to a former executive of $0.3 million for the nine months ended September 30, 2007 and $0.2 million of liquidated damages related to the late registration of our common units during the three and nine months ended September 30, 2007.